Exhibit 99.1

News Release	For Immediate Release // November 1, 2016

Freddie Mac Reports Both Net Income and Comprehensive Income of $2.3 Billion for Third Quarter 2016

Company Will Have Returned Over $100 Billion to Taxpayers, Including $2.3 Billion in December 2016

Third Quarter 2016 Results

Positive Earnings Driven by Solid Business Results and Market-Related Gains

●     $3.6 billion of net interest income, up $203 million from the second quarter of 2016.

¡      Single-family guarantee fee income increased, partially offset by a decline in revenue from the investments portfolio.

●     $0.7 billion (after-tax) estimated gain due to the impact of spreads tightening on agency and non-agency mortgage-related securities and multifamily mortgage loans and commitments measured at fair value.

●     Minimal net interest rate effect as the impact of a modest increase in longer-term interest rates was offset by the flattening of the yield curve.

●     $113 million provision for credit losses, a shift from a benefit of $775 million in the second quarter of 2016, reflecting fewer seriously delinquent single-family loans reclassified from held-for-investment to held-for-sale in the third quarter.

Net Income 3Q16 = $2.3 Billion

Comprehensive Income 3Q16 = $2.3 Billion

Available PSPA Funding 3Q16 = $140.5 Billion

(See Financial Results Discussion, Selected Financial Measures and Non-GAAP Financial Measure Highlights on pages 2-7 for additional details.)
Third Quarter 2016 Business Highlights

Business Fundamentals Remain Strong

Single-Family Guarantee Business

●     Core (post-2008) book, which excludes HARP and other relief refinance loans, grew to 71 percent of the credit guarantee portfolio, from 69 percent in the second quarter.

●     Purchase volume of $116 billion, up $25 billion from the second quarter primarily driven by lower mortgage interest rates.

●     Serious delinquency rate of 1.02 percent, a decline of 6 basis points from June 30, 2016, and the lowest since July 2008.

Multifamily Business

●     Purchase volume of $12 billion, bringing year-to-date September 30, 2016 volume to $39 billion, an increase of 15 percent from the same period a year ago.

Reducing Taxpayer Exposure Through Credit Risk Transfer Programs

Single-Family Guarantee Business

●     Transferred a significant portion of the  credit risk on over $40 billion of loans this quarter, and over $570 billion of loans since the program’s inception in 2013.

Multifamily Business

●     Transferred a large majority of the credit risk on over $10 billion of loans this quarter, and on approximately $165 billion of loans since the program’s inception in 2009.

Actively Reducing Legacy Assets

●     Sold $0.6 billion of seriously delinquent single-family loans, and $6.0 billion since 2013.

●     Sold $3.3 billion of single-family non-agency mortgage-related securities, and $35.7 billion since 2013, bringing the single-family non-agency mortgage-related securities balance to $17.2 billion as of September 30, 2016.

Delivering on Our Mission

●     Provided approximately $129 billion in liquidity to the mortgage market – funding nearly 485,000 single-family homes and more than 165,000 multifamily rental units.

●     Helped approximately 16,000 borrowers avoid foreclosure.

$101.4 Billion in Cumulative Dividends Returned to Taxpayers Following Fourth Quarter Payment

●     Senior preferred stock held by Treasury remains at $72.3 billion.

“Freddie Mac’s improving business fundamentals and competitiveness were strongly reflected in our results this quarter. Volumes were higher, credit quality is at its best in eight years, and legacy assets are continuing to decline. Investments in technology are bearing fruit both for ourselves and our customers. In particular, due largely to our leadership in credit risk transfer, the new business we’re winning from single-family and multifamily customers poses significantly less risk to taxpayers.

“We’re continuing to improve affordability and access to credit for homebuyers and renters – the core of our community mission, often working with industry partners and community organizations. We are also innovating to improve the operations of the mortgage markets, including giving our customers products and tools to make it easier and less expensive to make loans to working families.”

Donald H. Layton

Chief Executive Officer

Freddie Mac Third Quarter 2016 Financial Results

November 1, 2016

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $2.3 billion for the third quarter of 2016, compared to net income of $993 million for the second quarter of 2016. The company also reported comprehensive income of $2.3 billion for the third quarter of 2016, compared to comprehensive income of $1.1 billion for the second quarter of 2016.

Summary Consolidated Statements of Comprehensive Income

		Three Months Ended
($ Millions)		9/30/16	6/30/16	Change
1	Net interest income	$3,646	$3,443	$203
2	(Provision) benefit for credit losses	(113)	775	(888)
3	Derivative gains (losses)	(36)	(2,058)	2,022
4	Other non-interest income(1)	813	234	579

5	Non-interest income (loss)	777	(1,824)	2,601
6	Administrative expense	(498)	(475)	(23)
7	Other non-interest expense	(487)	(460)	(27)

8	Non-interest expense	(985)	(935)	(50)
9	Pre-tax income	3,325	1,459	1,866
10	Income tax (expense) benefit	(996)	(466)	(530)

11	Net income	$2,329	$993	$1,336
12	Total other comprehensive income (loss)	(19)	140	(159)

13	Comprehensive income (loss)	$2,310	$1,133	$1,177

	Memo Item
14	Guarantee fee income(1)	$133	$124	$9

(1)	Guarantee fee income on a GAAP basis is primarily from the company’s multifamily business and is included in Other income (loss) on Freddie Mac’s consolidated statements of comprehensive income.

Financial Results Discussion

Freddie Mac’s third quarter 2016 net income and comprehensive income were both $2.3 billion, an increase of $1.3 billion and $1.2 billion, respectively, from the second quarter of 2016. The increase in the company’s third quarter 2016 results was primarily driven by improvement in two market-related items, partially offset by a shift to a provision for credit losses in the third quarter.

●	Net Interest Rate Effect: Minimal effect for the third quarter of 2016 as the impact of a modest increase in longer-term interest rates was offset by the flattening of the yield curve, compared to a $0.4 billion (after-tax) estimated fair value loss for the second quarter of 2016 as interest rates decreased. (See Net Interest Rate Effect table for additional details.)

●	Spread Change Effect: $0.7 billion (after-tax) estimated gain for the third quarter of 2016, compared to a $0.1 billion (after-tax) estimated gain during the second quarter of 2016, as spreads tightened more in the third quarter than in the second quarter.

Freddie Mac Third Quarter 2016 Financial Results

November 1, 2016

Net Interest Rate Effect

		Three Months Ended
($ Billions)		9/30/16	6/30/16	Change
Components of Derivative Gains (Losses)
1	Derivative Gains (Losses)	$—	$(2.0)	$2.0
2	Less: Accrual of Periodic Cash Settlements	(0.4)	(0.4)	—

3	Derivative Fair Value Changes	$0.4	$(1.6)	$2.0

Estimated Net Interest Rate Effect
4	Interest Rate Effect on Derivative Fair Values	$0.5	$(1.7)	$2.2
5	Estimate of Offsetting Interest Rate Effect Related to Financial Instruments Measured at Fair Value	(0.5)	1.0	(1.5)
6	Income Tax Benefit (Expense) - @ 35%	—	0.3	(0.3)

7	Estimated Net Interest Rate Effect on Comprehensive Income (4+5+6)	$—	$(0.4)	$0.4

Selected Financial Measures

●	Net interest income was $3.6 billion for the third quarter of 2016, an increase of $203 million from the second quarter of 2016.

¡	The quarterly increase in net interest income primarily reflects an increase in guarantee fee income for the single-family business due to higher amortization of upfront fees resulting from higher loan liquidations and higher average contractual guarantee fees.

Freddie Mac Third Quarter 2016 Financial Results

November 1, 2016

(1)	Guarantee fee income on a GAAP basis is primarily from the company’s multifamily business and is included in Other income (loss) on Freddie Mac’s consolidated statements of comprehensive income.

●	Guarantee fee income, primarily from the company’s multifamily business, was $133 million for the third quarter of 2016, $9 million higher than in the second quarter of 2016.

¡	The quarterly increase in guarantee fee income primarily reflects higher average multifamily guarantee portfolio balances as a result of ongoing issuances of K-Deals.

●	Provision for credit losses was $113 million for the third quarter of 2016, a shift from a benefit for credit losses of $775 million in the second quarter of 2016.

¡	The shift to a provision for credit losses reflects fewer seriously delinquent single-family loans being reclassified from held-for-investment to held-for-sale in the third quarter of 2016.

o	Freddie Mac reclassified $0.3 billion in unpaid principal balance (UPB) of seriously delinquent single-family loans in the third quarter of 2016, compared to $3.1 billion in UPB reclassified in the second quarter of 2016.

Freddie Mac Third Quarter 2016 Financial Results

November 1, 2016

¡	In addition, management qualitatively increased the modeled estimate of the probability of default for mortgage loans in the third quarter of 2016. This primarily reflects rising delinquency rates and increases in loan loss reserves at several large financial institutions for certain consumer financing receivables, which can be indicators for increases in mortgage loan defaults.

Variability of Earnings

Freddie Mac’s financial results are subject to significant earnings variability from period to period. This variability is primarily driven by:

●	Interest-Rate Volatility – Freddie Mac holds assets and liabilities that expose it to interest-rate risk. Through its use of derivatives, the company manages its exposure to interest-rate risk on an economic basis to a low level as measured by the company’s models. However, the way the company accounts for its financial assets and liabilities (i.e., some are measured at amortized cost, while others are measured at fair value), including derivatives, creates volatility in the company’s GAAP earnings when interest rates fluctuate. Based upon the composition of its financial assets and liabilities, including derivatives, at September 30, 2016, the company generally recognizes fair value losses in earnings when interest rates decline. This volatility generally is not indicative of the underlying economics of its business.
●	Spread Volatility – The volatility of spreads (i.e., credit spreads, liquidity spreads, risk premiums, etc.), or option-adjusted spreads, is the risk associated with changes in the excess of interest rates over benchmark rates. Freddie Mac holds assets and liabilities that expose it to spread volatility, which may contribute to significant earnings volatility. For financial assets measured at fair value, the company generally recognizes fair value losses when spreads widen. Conversely, for financial liabilities measured at fair value, the company generally recognizes fair value gains when spreads widen.

The variability of earnings and the declining capital reserve required under the terms of the Purchase Agreement (ultimately reaching zero in 2018) increase the risk of Freddie Mac having a negative net worth and thus being required to draw from Treasury. The company could face a risk of a draw for a variety of reasons, including if it were to experience a large decrease in interest rates coupled with a large widening of spreads. In an effort to reduce the probability of a draw due to changes in interest rates, the company entered into certain structured transactions during the first half of 2016 that have resulted in additional financial assets being recognized and measured at fair value. In addition, the company continues to explore other strategies and activities that may reduce the probability of a draw.

Non-GAAP Financial Measure Highlights

In addition to analyzing the company’s results on a GAAP basis, management reviews certain financial measures on an “adjusted”, or non-GAAP basis. The adjusted, or non-GAAP, financial measures are calculated by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on the company’s GAAP consolidated statements of comprehensive income. Management believes the non-GAAP financial measures are useful because they more clearly explain the company’s sources of revenue. The company does not present adjusted measures for net income or comprehensive income.

●	The company’s GAAP net interest income includes the spread earned on its investments activities plus the guarantee fees earned by its single-family business. GAAP guarantee fees are primarily those generated by its multifamily business.
¡	The adjusted net interest income is the net spread earned on the company’s investments activities, including the cost of funds associated with using derivatives.
¡	The adjusted guarantee fee income is designed to show the revenues from guarantee fees from both the single-family and multifamily businesses, net of the 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Act.
¡	In addition, the adjusted benefit (provision) for credit losses reflects the company’s credit-related expenses after removing the effect of accounting-related reclassifications associated with the transfer of

Freddie Mac Third Quarter 2016 Financial Results

November 1, 2016

certain seriously delinquent single-family loans from held-for-investment to held-for-sale to support the sale of such loans.

The graphs that follow show the company’s three non-GAAP financial measures – adjusted net interest income, adjusted guarantee fee income and adjusted (provision) benefit for credit losses. During the three months ended September 30, 2016, Freddie Mac changed how it calculates adjusted net interest income. The purpose of the changes is to better reflect how management evaluates the Single-Family Guarantee and Multifamily segments. Prior period results for adjusted net interest income have been revised to conform to the current period presentation. See pages 17-18 of this press release for additional information.

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see page 16 of this press release.

●	Adjusted net interest income was $787 million for the third quarter of 2016, a decrease of $102 million from the second quarter of 2016.

¡	The quarterly decrease in adjusted net interest income primarily reflects higher hedging costs resulting from an increase in mortgage prepayment risk due to the continued low interest rate environment.

¡	Adjusted net interest income is expected to decline over the long term, primarily as a result of the company’s ongoing reduction of its mortgage-related investments portfolio in accordance with the requirements of the Purchase Agreement and FHFA.

o	The company is particularly focused on reducing the balance of less liquid assets in this portfolio. The balance of less liquid assets was $129.6 billion as of September 30, 2016, a decline of $31.6 billion, or 20 percent, since December 31, 2015.

–	Less liquid assets (e.g., reperforming loans and performing modified loans and non-agency mortgage-related securities) are less liquid than agency securities and loans in the securitization pipeline.

Freddie Mac Third Quarter 2016 Financial Results

November 1, 2016

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see page 16 of this press release.

●	Adjusted guarantee fee income was $1.8 billion for the third quarter of 2016, an increase of $150 million from the second quarter of 2016.

¡	The quarterly increase in adjusted guarantee fee income primarily reflects higher amortization of upfront fees resulting from higher loan liquidations due to a decline in mortgage interest rates.

¡	Adjusted guarantee fee income is expected to increase over the long term as guarantee fees on new business are higher than the fees received on older vintages that continue to run off.

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see page 16 of this press release.

●	Adjusted provision for credit losses was $289 million for the third quarter of 2016, a shift from a benefit for credit losses of $127 million from the second quarter of 2016.

¡	The shift to a provision resulted from management qualitatively increasing the modeled estimate of the probability of default for mortgage loans in the third quarter of 2016. This primarily reflects rising delinquency rates and increases in loan loss reserves at several large financial institutions for certain consumer financing receivables, which can be indicators for increases in mortgage loan defaults.

Freddie Mac Third Quarter 2016 Financial Results

November 1, 2016

Segment Financial Results and Business Highlights

Freddie Mac’s operations consist of three reportable segments, which are based on the types of business activities they perform – Single-Family Guarantee, Multifamily and Investments. The company presents Segment Earnings for each segment by reclassifying certain credit guarantee-related and investment-related activities between various line items on its GAAP consolidated statements of comprehensive income and allocating certain revenue and expenses, including certain returns on assets and funding costs, and all administrative expenses to its three reportable segments. For more information about Segment Earnings, see Note 12 to the financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Note 11 to the financial statements included in its Quarterly Report on Form 10-Q for the three months ended September 30, 2016.

Segment Earnings and Comprehensive Income (1)

		Three Months Ended
($ Millions)		9/30/16	6/30/16	Change
	Single-Family Guarantee Segment
1	Guarantee fee income	$1,641	$1,501	$140
2	(Provision) benefit for credit losses	(297)	121	(418)
3	Administrative expense	(330)	(314)	(16)
4	Other	(364)	(398)	34
5	Income tax (expense) benefit	(153)	(326)	173

6	Segment Earnings, net of taxes	497	584	(87)
7	Total other comprehensive income (loss), net of tax	(1)	(1)	0

8	Total comprehensive income	$496	$583	$(87)

	Multifamily Segment
9	Net interest income	$255	$283	$(28)
10	Guarantee fee income	134	124	10
11	Gains (losses) on loans and other non-interest income	551	378	173
12	Derivative gains (losses)	205	(296)	501
13	Administrative expense	(89)	(86)	(3)
14	Other	(2)	(3)	1
15	Income tax (expense) benefit	(310)	(136)	(174)

16	Segment Earnings, net of taxes	744	264	480
17	Total other comprehensive income (loss), net of tax	46	7	39

18	Total comprehensive income	$790	$271	$519

	Investments Segment
19	Net interest income	$532	$606	$(74)
20	Derivative gains (losses)	613	(1,003)	1,616
21	Other non-interest income	555	622	(67)
22	Administrative expense	(79)	(75)	(4)
23	Other	—	(1)	1
24	Income tax (expense) benefit	(533)	(4)	(529)

25	Segment Earnings, net of taxes	1,088	145	943
26	Total other comprehensive income (loss), net of tax	(64)	134	(198)

27	Total comprehensive income	$1,024	$279	$745

(1)	During the three months ended September 30, 2016, Freddie Mac changed how it calculates certain components of the company’s Segment Earnings for the Single-Family Guarantee and Multifamily segments. The purpose of these changes is to better reflect how management evaluates the Single-Family and Multifamily segments. Prior period results have been revised to conform to the current period presentation. See Note 11 of the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 for additional information.

Freddie Mac Third Quarter 2016 Financial Results

November 1, 2016

Single-Family Guarantee Segment

Providing liquidity to the U.S. housing market while continuing to transfer credit risk to the private market

Financial Results

●	Single-Family Guarantee segment earnings were $497 million for the third quarter of 2016, a decrease of $87 million from the second quarter of 2016.
¡	The decrease in segment earnings resulted from a shift to a provision for credit losses as management qualitatively increased the modeled estimate of the probability of default for mortgage loans in the third quarter of 2016. This primarily reflects rising delinquency rates and increases in loan loss reserves at several large financial institutions for certain consumer financing receivables, which can be indicators for increases in mortgage loan defaults.
¡	However, guarantee fee income increased primarily due to higher amortization of upfront fees resulting from higher loan liquidations due to a decline in mortgage interest rates.

Business Highlights

●	Core book continued to grow and was 71 percent of the single-family credit guarantee portfolio at September 30, 2016.
¡	HARP and other relief refinance loans represented 16 percent.
¡	Legacy book declined to 13 percent.
●	Average guarantee fees charged on new acquisitions were 46.5 basis points (net of the legislated 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011) for the third quarter of 2016, up from 46.0 basis points in the second quarter of 2016.
¡	Average guarantee fees on the single-family credit guarantee portfolio were 38.1 basis points, an increase of 2.9 basis points from the second quarter of 2016 primarily due to higher amortization of upfront fees resulting from higher loan liquidations.
●	Sold $0.6 billion in UPB of seriously delinquent single-family loans during the third quarter of 2016, and $6.0 billion since 2013.
●	Transferred a portion of expected credit losses and a significant portion of stress credit losses on over $40 billion in UPB of mortgage loans in the Core book during the third quarter of 2016.

Multifamily Segment

Providing financing for workforce housing while continuing to transfer credit risk to the private market

Financial Results

●	Multifamily segment comprehensive income was $790 million for the third quarter of 2016, an increase of $519 million from the second quarter of 2016.
¡	The increase in comprehensive income was primarily driven by fair value gains on held-for-sale mortgage loans and commitments as spreads tightened more in the third quarter than in the second quarter.
o	Derivative gains (losses) for the Multifamily segment are largely offset by interest-rate related fair value changes of the loans and investment securities being economically hedged. As a result, there is minimal net impact on total comprehensive income for the Multifamily segment from fair value changes related to interest-rate related derivatives.

Business Highlights

●	New purchase volume of $12 billion in the third quarter of 2016, bringing year-to-date September 2016 volume to $39 billion, an increase of 15 percent from the same period a year ago.
¡	The 2016 Conservatorship Scorecard goal is to maintain the dollar volume of multifamily new business activity at or below a production cap, which was increased by FHFA in August 2016 from $35.0 billion to $36.5 billion. Business activity associated with certain targeted loan types is excluded from the production cap.

Freddie Mac Third Quarter 2016 Financial Results

November 1, 2016

¡	Approximately two-thirds of the new business activity during year-to-date September 2016 counted towards the 2016 production cap, and the remaining one-third was not subject to the cap.
●	Executed ten K-Deal transactions that transferred a large majority of expected and stress credit losses associated with $9.7 billion in UPB of loans during the third quarter of 2016.
¡	In addition, transferred a large majority of expected and stress credit losses associated with $0.5 billion of additional loans through other securitization products, such as small balance loan securitizations.
●	Provided financing for more than 165,000 rental units in the third quarter of 2016.
¡	Approximately 86 percent of the eligible units financed are affordable to families earning at or below area median incomes.

Investments Segment

Enhancing the liquidity of the company’s securities in the secondary mortgage market while reducing less liquid assets using an economically sensible approach

Financial Results

●	Investments segment comprehensive income was $1.0 billion for the third quarter of 2016, an increase of $745 million from the second quarter of 2016.
¡	The increase in comprehensive income was driven by a shift to derivative gains, as interest rates increased in the third quarter of 2016, and improved fair values on agency and non-agency securities, as spreads tightened in the third quarter.
¡	However, net interest income decreased $74 million primarily reflecting higher hedging costs resulting from an increase in mortgage prepayment risk due to the continued low interest rate environment.

Business Highlights

●	Continued to actively reduce the balance of the company’s mortgage-related investments portfolio, focusing on reducing the balance of less liquid assets. Investments segment less liquid assets were $82.7 billion at September 30, 2016, down $7.4 billion, or 8 percent, from June 30, 2016, due to sales of $3.3 billion of non-agency mortgage-related securities and ongoing portfolio liquidations.
●	The Investments segment securitization pipeline assets, which represent performing single-family loans purchased for cash and held until securitized, were $14.9 billion at September 30, 2016, relatively unchanged from June 30, 2016.
●	Continued to maintain a presence in the agency mortgage-related securities market.
¡	Liquid assets held by the Investments segment were $141.5 billion at September 30, 2016, or 59 percent of the portfolio.

Housing Market Support

Freddie Mac supports the U.S. housing market by executing its charter mission to ensure credit availability for new and refinanced mortgages as well as rental housing and helping struggling homeowners avoid foreclosure. A significant company-wide focus in 2016 is to responsibly make housing more accessible for borrowers and renters, especially for low- and moderate-income households and those in underserved markets.

Mortgage Funding – Freddie Mac provided approximately $129 billion in liquidity to the market in the third quarter of 2016, funding:

●	Nearly 485,000 single-family homes, approximately 255,000 of which were refinance loans.
●	More than 165,000 multifamily rental units.

Freddie Mac Third Quarter 2016 Financial Results

November 1, 2016

Preventing Foreclosures – Freddie Mac continued to help struggling borrowers retain their homes or otherwise avoid foreclosure in the third quarter.

●	The company completed approximately 16,000 single-family loan workouts.
●	The declining trend over the past year in the company’s single-family workouts generally reflects rising home prices and improving economic conditions.
●	When foreclosure is unavoidable, Freddie Mac has helped to further stabilize communities by focusing its real estate owned home sales on owner-occupants.

Freddie Mac Third Quarter 2016 Financial Results

November 1, 2016

About Freddie Mac’s Conservatorship

Since September 2008, Freddie Mac has been operating under conservatorship, with FHFA as Conservator. The support provided by Treasury pursuant to the Senior Preferred Stock Purchase Agreement (Purchase Agreement) enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations.

Treasury Draw Requests and Dividend Payments

(1)	Excludes the initial $1 billion liquidation preference of senior preferred stock issued to Treasury in September 2008 as consideration for Treasury’s funding commitment. The company received no cash proceeds as a result of issuing this initial $1 billion liquidation preference of senior preferred stock.
(2)	Includes the December 2016 dividend obligation of $2.3 billion.

●	Dividend obligation to Treasury in December 2016 will be $2.3 billion, based on Freddie Mac’s net worth of $3.5 billion at September 30, 2016, less the 2016 capital reserve amount of $1.2 billion.
¡	The applicable capital reserve amount is $1.2 billion for 2016, and will be $600 million for 2017 and zero beginning on January 1, 2018.
●	Aggregate cash dividends paid to Treasury will total $101.4 billion (including the December 2016 dividend obligation), $30.1 billion more than cumulative cash draws of $71.3 billion received from Treasury through September 30, 2016.
●	The amount of funding available to Freddie Mac under the Purchase Agreement remains unchanged at $140.5 billion, and will be reduced by any future draws.
●	Treasury still maintains a liquidation preference of $72.3 billion on the company’s senior preferred stock as of September 30, 2016.
¡	The payment of dividends does not reduce the outstanding liquidation preference under the Purchase Agreement.
¡	Freddie Mac is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the Purchase Agreement.

Additional Information

For more information, including that related to Freddie Mac’s financial results, conservatorship and related matters, see the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and the company’s Financial Results Supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Freddie Mac Third Quarter 2016 Financial Results

November 1, 2016

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

Webcast Announcement

Management will host a conference call at 9 a.m. Eastern Time on November 1, 2016 to discuss the company’s results with the media. The conference call will be concurrently webcast. To access the live audio webcast, use the following link: http://edge.media-server.com/m/p/s2ugwhcv. The replay will be available on the company’s Web site at www.FreddieMac.com/investors for approximately 30 days. All materials related to the call will be available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Media Contact: Lisa Gagnon (703) 903-3385	Investor Contact: Robin Phillips (571) 382-4732

*     *     *     *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its Single-Family Guarantee, Multifamily and Investments segments, its efforts to assist the housing market, liquidity and capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments and new accounting guidance, credit quality of loans the company owns or guarantees, and results of operations and financial condition on a GAAP, Segment Earnings, non-GAAP and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury and Congress), and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances occurring after the date of this press release.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for approximately one in four home borrowers and is the largest source of financing for multifamily housing. Additional information is available at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

FREDDIE MAC

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended
	September 30, 2016	June 30, 2016
	(in millions, except share-related amounts)
Interest income
Mortgage loans	$14,997	$15,238
Investments in securities	976	978
Other	74	56

Total interest income	16,047	16,272

Interest expense	(12,354)	(12,781)
Expense related to derivatives	(47)	(48)

Net interest income	3,646	3,443
(Provision) benefit for credit losses	(113)	775

Net interest income after (provision) benefit for credit losses	3,533	4,218

Non-interest income (loss)
Losses on extinguishment of debt	(92)	(119)
Derivative gains (losses)	(36)	(2,058)
Net Impairment of available-for-sale securities recognized in earnings	(9)	(72)
Other gains on investment securities recognized in earnings	309	450
Other income (loss)	605	(25)

Non-interest income (loss)	777	(1,824)

Non-interest expense
Salaries and employee benefits	(248)	(240)
Professional services	(129)	(117)
Occupancy expense	(13)	(15)
Other administrative expense	(108)	(103)

Total administrative expense	(498)	(475)
Real estate owned operations expense	(56)	(29)
Temporary Payroll Tax Cut Continuation Act of 2011 expense	(293)	(280)
Other expense	(138)	(151)

Non-interest expense	(985)	(935)

Income before income tax expense	3,325	1,459
Income tax expense	(996)	(466)

Net income	2,329	993

Other comprehensive income (loss), net of taxes and reclassification adjustments:
Changes in unrealized gains (losses) related to available-for-sale securities	(47)	109
Changes in unrealized gains (losses) related to cash flow hedge relationships	29	32
Changes in defined benefit plans	(1)	(1)

Total other comprehensive income (loss), net of taxes and reclassification adjustments	(19)	140

Comprehensive income	$2,310	$1,133

Net income	$2,329	$993
Undistributed net worth sweep and senior preferred stock dividends	(2,310)	(933)

Net income attributable to common stockholders	$19	$60

Net income per common share — basic and diluted	$0.01	$0.02
Weighted average common shares outstanding (in millions) — basic and diluted	3,234	3,234

FREDDIE MAC

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2016	December 31, 2015
	(in millions, except share-related amounts)
Assets
Cash and cash equivalents	$3,940	$5,595
Restricted cash and cash equivalents	19,131	14,533
Securities purchased under agreements to resell	55,673	63,644
Investments in securities, at fair value	115,393	114,215
Mortgage loans held-for-sale (includes $15,018 and $17,660 at fair value)	18,646	24,992
Mortgage loans held-for-investment (net of allowance for loan losses of $13,356 and $15,331)	1,763,790	1,729,201
Accrued interest receivable	6,103	6,074
Derivative assets, net	1,499	395
Real estate owned, net	1,272	1,725
Deferred tax assets, net	18,730	18,205
Other assets	11,085	7,313

Total assets	$2,015,262	$1,985,892

Liabilities and equity
Liabilities
Accrued interest payable	$5,890	$6,183
Debt, net (includes $6,448 and $7,184 at fair value)	1,999,841	1,970,269
Derivative liabilities, net	1,178	1,254
Other liabilities	4,843	5,246

Total liabilities	2,011,752	1,982,952

Commitments and contingencies
Equity
Senior preferred stock, at redemption value	72,336	72,336
Preferred stock, at redemption value	14,109	14,109
Common stock, $0.00 par value, 4,000,000,000 shares authorized, 725,863,886 shares issued and 650,046,828 shares and 650,045,962 shares outstanding	—	—
Additional paid-in capital	—	—
Retained earnings (accumulated deficit)	(80,478)	(80,773)
AOCI, net of taxes, related to:
Available-for-sale securities (includes $708 and $778, related to net unrealized gains on securities for which other-than-temporary impairment has been recognized in earnings)	1,921	1,740
Cash flow hedge relationships	(526)	(621)
Defined benefit plans	33	34

Total AOCI, net of taxes	1,428	1,153
Treasury stock, at cost, 75,817,058 shares and 75,817,924 shares	(3,885)	(3,885)

Total equity	3,510	2,940

Total liabilities and equity	$2,015,262	$1,985,892

Freddie Mac

Non-GAAP Reconciliations

$ Millions, Pre-Tax

Reconciliation of GAAP Net Interest Income to Adjusted Net Interest Income
		3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016
1	GAAP Net Interest Income	$3,743	$3,587	$3,405	$3,443	$3,646
	Reclassifications:
2	Guarantee fee income reclassified out of net interest income (1), (2)	(1,529)	(1,550)	(1,555)	(1,781)	(1,935)
3	Accrual of periodic cash settlements reclassified into net interest income (3)	(536)	(559)	(490)	(420)	(416)
4	Amortization of options reclassified into net interest income (4)	(186)	(213)	(281)	(318)	(402)
5	Other reclassifications (5)	(299)	(234)	(78)	(35)	(106)

6	Total reclassifications	$(2,550)	$(2,556)	$(2,404)	$(2,554)	$(2,859)

7	Adjusted Net Interest Income	$1,193	$1,031	$1,001	$889	$787

Reconciliation of GAAP Guarantee Fee Income* to Adjusted Guarantee Fee Income
		3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016
8	GAAP Guarantee Fee Income*	$90	$100	$110	$124	$133
	Reclassifications:
9	Guarantee fee income reclassified from net interest income (1), (2)	1,529	1,550	1,555	1,781	1,935
10	Temporary Payroll Tax Cut Continuation Act of 2011 expense reclassified from other non-interest expense (6)	(248)	(262)	(272)	(280)	(293)

11	Total reclassifications	1,280	1,288	1,283	1,501	1,642

12	Adjusted Guarantee Fee Income	$1,370	$1,388	$1,393	$1,625	$1,775

Reconciliation of GAAP (Provision) Benefit for Credit Losses to Adjusted (Provision) Benefit for Credit Losses
		3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016
13	GAAP (Provision) Benefit for Credit Losses	$528	$781	$467	$775	$(113)
	Reclassifications:
14	Mortgage loans reclassified from held-for-investment to held-for-sale (7)	(485)	(336)	(64)	(509)	(59)
15	Other reclassifications (8)	(168)	(80)	(109)	(139)	(117)

16	Total reclassifications	(653)	(416)	(173)	(648)	(176)

17	Adjusted (Provision) Benefit for Credit Losses	$(125)	$365	$294	$127	$(289)

* Guarantee fee income on a GAAP basis is included in Other income (loss) on Freddie Mac’s consolidated statements of comprehensive income.

Note: Columns may not add due to rounding.

For notes on reclassifications, see pages 17-18 of this press release.

Freddie Mac

Notes on Non-GAAP Financial Measures

Third Quarter 2016 Financial Results

During the third quarter of 2016, Freddie Mac changed how it calculates certain components of Segment Earnings for the Single-Family Guarantee and Multifamily segments. The purpose of these changes is to better reflect how management evaluates the Single-Family Guarantee and Multifamily segments. Prior period results have been revised to conform to the current period presentation.

Changes include:

•	Adjustments to record amortization of non-cash premiums and discounts on single-family loans in trusts and on consolidated participation certificates (PCs) and amortization of discounts on loans purchased with deteriorated credit quality that are on accrual status into other non-interest income (loss). Previously this activity was included in net interest income. The company reclassified $19 million of income from net interest income into other non-interest income (loss) for the Single-Family Guarantee segment for the three months ended June 30, 2016, to align with the current presentation.

•	Adjustments to record STACR debt note expense and net float income or expense into other non-interest expense. Previously this activity was included in net interest income. The company reclassified $166 million of expense from net interest income into other non-interest expense for the Single-Family Guarantee segment for the three months ended June 30, 2016, to align with the current presentation.

•	Multifamily segment net interest income previously reflected the internally allocated costs associated with the refinancing of debt related to held-for-investment loans which the company had securitized. These costs are now reflected in other non-interest income (loss). The company reclassified $68 million of expense from net interest income into other non-interest income (loss) for the Multifamily segment for the three months ended June 30, 2016 to align with the current presentation.

The changes described above to net interest income for the Single-Family Guarantee and Multifamily segments are also reflected in the company’s calculation of adjusted net interest income. Prior period results for adjusted net interest income have been revised to conform to the current presentation. The company increased adjusted net interest income by $70 million, $52 million, $118 million, and $218 million for the three months ended September 30, 2015, December 31, 2015, March 31, 2016, and June 30, 2016, respectively, to align with the current presentation. These changes did not affect the calculation of adjusted guarantee fee income or adjusted (provision) benefit for credit losses.

Notes on Significant Reclassifications

(1) Net guarantee fees are reclassified from GAAP net interest income to adjusted guarantee fee income.

(2) Implied guarantee fee income related to unsecuritized loans held in the mortgage investments portfolio is reclassified from GAAP net interest income to adjusted guarantee fee income.

(3) The accrual of periodic cash settlements of all derivatives is reclassified from GAAP derivative gains (losses) into adjusted net interest income to fully reflect the periodic cost associated with the protection provided by these contracts.

(4) Up-front cash paid or received upon the purchase or writing of option contracts is reclassified prospectively from GAAP derivative gains (losses) into adjusted net interest income over the contractual life of the instrument.

(5) Other reclassifications primarily relate to items reclassified out of GAAP net interest income including the amortization of premiums and discounts associated with the company’s PCs and the loans underlying those PCs, amortization of non-cash premiums on single-family loans in trusts and on consolidated PCs, amortization of discounts on loans purchased with deteriorated credit quality that are on accrual status, the

Freddie Mac

Notes on Non-GAAP Financial Measures

Third Quarter 2016 Financial Results

accretion of other-than-temporary impairments on available-for-sale securities, STACR debt note expense and net float income or expense.

(6) The expense related to the Temporary Payroll Tax Cut Continuation Act of 2011 is reclassified from GAAP other non-interest expense to adjusted guarantee fee income. As a result of the reclassification, the revenue and expense related to the legislated 10 basis point increase are netted within adjusted guarantee fee income.

(7) The impact from the reclassification of seriously delinquent single-family mortgage loans from held-for-investment to held-for-sale is not included in adjusted (provision) benefit for credit losses.

(8) Other reclassifications primarily reflect interest rate concession adjustments related to the company’s modified loan population, which are reclassified from GAAP (provision) benefit for credit losses to adjusted net interest income.